Exhibit 10.1

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

WITH

FRANKLIN ELECTRONIC PUBLISHERS, INC.

FRANKLIN ELECTRONIC PUBLISHERS (EUROPE) LTD.

FRANKLIN ELECTRONIC PUBLISHERS (DEUTSCHLAND) GMBH

December 7, 2004

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(continued)

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(continued)

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(continued)

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(continued)

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List of Exhibits and Schedules

Exhibits

Exhibit 2.1(a)	Revolving Credit Note

Exhibit A	Borrowing Base Certificate

Schedules

Schedule 1.2	Permitted Encumbrances

Schedule A	Property Description

Schedule 4.4	Equipment and Inventory Locations

Schedule 4.14(c)	Locations of Borrowers

Schedule 5.2	States of Qualification and Good Standing

Schedule 5.4	Federal tax identification number

Schedule 5.6	Prior Names

Schedule 5.7	Environmental

Schedule 5.8(b)	Litigation

Schedule 5.8(d)	Plans

Schedule 5.9	Intellectual Property

Schedule 5.10	Licenses and Permits

Schedule 5.14	Labor Disputes

Schedule 7.3	Guarantees

REVOLVING CREDIT

AND

SECURITY AGREEMENT

Revolving Credit and Security Agreement dated December 7, 2004 among FRANKLIN ELECTRONIC PUBLISHERS, INC., a corporation organized under the laws of the Commonwealth of Pennsylvania (“FRANKLIN INC.”), FRANKLIN ELECTRONIC PUBLISHERS (EUROPE) LTD., a corporation organized under the laws of the United Kingdom (“Franklin Ltd.”) and FRANKLIN ELECTRONIC PUBLISHERS (DEUTSCHLAND) GMBH, a corporation organized under the laws of Germany (“Franklin GmbH”) (Franklin Inc., Franklin Ltd. And Franklin GmbH, each a “Borrower” and collectively, “Borrowers”) and PNC BANK, NATIONAL ASSOCIATION (“PNC” or “Lender”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower and Lender hereby agree as follows:

I DEFINITIONS

1.1 Accounting Terms As used in this Agreement, the Note or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as to be applied in preparation of the audited financial statements of Borrowers for the fiscal year ended March 31, 2005.

1.2 General Terms For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Advances” shall mean and include the Revolving Advances.

“Advance Rate” shall have the meaning set forth in Section 2.1(a) hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Assignment of Security Interest in Borrower’s Patent Collateral” shall mean the assignment dated the date hereof given by Franklin Inc. to Lender assigning its patent collateral.

“Assignment of Security Interest in Borrower’s Trademark Collateral” shall mean the assignment dated the date hereof given by Franklin Inc. to Lender assigning its trademark collateral.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Blocked Accounts” shall have the meaning set forth in Section 4.15(h).

“Borrower” and “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrowing Agent” shall mean Franklin Electronic Publishers, Inc.

“Borrowing Base Certificate” shall mean a certificate duly executed by an officer of Borrowing Agent appropriately completed and in substantially the form of Exhibit A hereto.

“Borrower’s Account” shall have the meaning set forth in Section 2.8.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrowers or any of their Affiliates.

“Closing Date” shall mean December 7, 2004 or such other date as may be agreed to by the parties hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean and include:

(a) all Receivables;

(b) all Equipment;

(c) all General Intangibles;

(d) all Inventory;

(e) all Investment Property;

(f) all Real Property;

(g) the Leasehold Interests;

(h) all of each Borrower’s right, title and interest in and to (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of each Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of each Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments, documents, chattel paper, warehouse receipts, deposit accounts, money, securities and investment property; (vi) if and when obtained by any Borrower, all real and personal property of third parties in which each Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (vii) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Lender hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Lender and any Borrower;

(i) all of each Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g) or (h) of this Paragraph; and

(j) all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h) and (i) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on such Borrower’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrowers, are treated as a single employer under Section 414 of the Code.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with such Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Current Maturities” shall mean the scheduled payments of principal on all indebtedness of borrowed money having an original term of more than one year (including but not limited to amortization of capitalized lease obligations), as shown on the Borrowers’ financial statements as of one year prior to the date of determination.

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Documents” shall have the meaning set forth in Section 8.1(c) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance or Equipment Loan that bears interest based upon the Base Rate.

“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

“EBITDA” shall mean net income plus interest expense plus income tax expense plus depreciation plus amortization.

“Eligible Inventory” shall mean all Inventory of Franklin Inc. which is on hand and all Inventory in transit from vendors or to the third party assemblers and Inventory . Inventory shall not be deemed eligible unless such Inventory is subject to Lender’s first priority perfected security interest on no other Lien (other than Permitted Encumbrances) and provided further the maximum Eligible Inventory cap shall be $10,000,000. The following shall be exceptions to Eligible Inventory:

(a)	discontinued product line (Ebookman);

(b)	damaged merchandise returned from Customers that is deemed unsaleable;

(c)	Hong Kong inventory;

(d)	inventory located in the Borrower’s Real Property that is undergoing inspection;

(e)	non-inventory materials included on the Borrowers’ perpetual inventory;

(f)	inventory in transit to third party assemblers per perpetual which is not located in the United States;

(g)	inventory at third party assemblers per perpetual/components which is not located in the United States;

(h)	merchandise returned from customers that is to be refurbished and placed back into stock (of this refurbished inventory, 1/2 shall be deemed ineligible and 1/2 shall be deemed eligible).

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of Borrower arising in the ordinary course of such Borrower’s business and which Lender, in its sole credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Lender may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Lender’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Lender. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by such Borrower to an Affiliate of such Borrower or to a Person controlled by an Affiliate of such Borrower;

(b) it is due or unpaid more than ninety (90) days after the original invoice date, except German Receivables that are unpaid more than one hundred twenty (120) days after the original invoice date and except for United States Receivables that are seasonal exceptions from the following Customers: Office Max, Office Depot, Staples, Costco and Best Buy;

(c) thirty percent (30%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Upon reasonable notice to Borrowers, such percentage may, in Lender’s sole discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Lender in its sole discretion and except as set forth in subsection (q) of this definition and except to sales to Seiko Instruments International (SII) Japan.;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Lender believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless such Borrower assigns its right to payment of such Receivable to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Receivable have not been shipped to the Customer or the services giving rise to such Receivable have not been performed by such Borrower or the Receivable otherwise does not represent a final sale;

(k) upon reasonable notice to Borrowers, the Receivables of the Customer exceed a credit limit determined by Lender, in its sole discretion, to the extent such Receivable exceeds such limit;

(l) to the extent of such offset, deduction, defense dispute or counterclaim, the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of such Borrower or the Receivable is contingent in any respect or for any reason;

(m) Such Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to such Borrower;

(p) such Receivable is not otherwise satisfactory to Lender as determined in good faith by Lender in the exercise of its discretion in a reasonable manner;

(q) such Receivable, in the case of each Franklin Ltd. and Franklin GmbH, are in amounts not to exceed $ 3,000,000 in the aggregate; or

(r) or such other factors as determined by Lender’s due diligence.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equipment” shall mean and include all of each Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall mean the occurrence of any of the events set forth in Article X hereof.

“Fixed Charge Coverage Ratio” shall mean (i) EBITDA, divided by (ii) the sum of Current Maturities plus interest expense plus cash taxes paid plus cash dividends plus Unfunded Capital Expenditures.

“Formula Amount” shall have the meaning set forth in Section 2.1(a).

“Funded Debt” shall mean all indebtedness for borrowed money including but not limited to capitalized lease obligations, reimbursement obligations in respect of letters of credit and guarantees of any such indebtedness.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“General Intangibles” shall mean and include as to each Borrower all of such Borrower’s general intangibles, whether now owned or hereafter acquired including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by a Customer all rights of such indemnification and all other intangible property of every kind and nature (other than Receivables).

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New Jersey State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b).

“Inventory” shall mean and include as to each Borrower all of such Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

“Investment Property” shall mean and include as to each Borrower, all of such Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Governmental Body.

“Lender” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Lender.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by PNC by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by PNC in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Dow Jones Markets Service (formerly known as Telrate) (or appropriate successor or, if British Banker’s Association or its successor ceases to provide such quotes, a comparable replacement determined by PNC) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The LIBOR Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA as shown on LIBOR Rate =Dow Jones Markets Service display page 3750 or appropriate successor 1.00 - Reserve Percentage]

“LIBOR Rate Loan” shall mean an Advance at any time that bears interest based on the Libor Rate.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Material Adverse Effect” shall mean a material adverse effect (a) on the condition, operations, assets, business or prospects of the applicable Borrowers, (b) such Borrower’s ability to pay the Obligations in accordance with the terms thereof, (c) the material value of the Collateral in the aggregate, or Lender’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Lender’s rights and remedies under this Agreement and the Other Documents.

“Maximum Revolving Advance Amount” shall mean $20,000,000 with a sublimit of $3,000,000 for acquisitions.

“Mortgage” shall mean the mortgage dated by the date hereof given by Franklin Inc. to Lender giving a first perfected mortgage on the Real Property.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Note” shall mean the Revolving Credit Note.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by each Borrower to Lender or to any other direct or indirect subsidiary or affiliate of Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to each Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Lender non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of each Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Lender and each Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of each Borrower to Lender to perform acts or refrain from taking any action.

“Other Documents” shall mean the Note, Mortgage, the Environmental Indemnity Agreement, the Assignment of Security Interest in Borrower’s Patent Collateral and the Assignment of Security Interest in Borrower’s Trademark Collateral and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Borrower and/or delivered to Lender in respect of the transactions contemplated by this Agreement.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Lender, if any, which it may designate by notice to Borrowing Agent to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” shall mean (a) Liens in favor of Lender; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by such Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Lender or the value of the assets in which Lender has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Lender has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of such Borrower’s business; (f) judgment Liens that have been stayed or bonded and mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of such Borrower’s business with respect to obligations which are not due or which are being contested in good faith by such Borrower; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (x) any such lien shall not encumber any other property of such Borrower and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; and (h) Liens disclosed on Schedule 1.2.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of any Borrower or any member of the Controlled Group or any such Plan to which any Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of Franklin Inc.’s right, title and interest in and to the owned premises located at One Franklin Plaza, Burlington, New Jersey, as more fully identified on Schedule A hereto.

“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory, the licensing of technology or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Lender hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

“Reserve Percentage” shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

“Revolving Advances” shall mean Advances made.

“Revolving Credit Note” shall mean the promissory note referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean the interest rate determined on the pricing grid as follows (provided the Section 2.1(y)(iii) is not included in the Borrowing Base calculation):

Funded Debt/EBITDA	LIBOR	PNC BASE RATE
<1.0x	+100 bps	-50 bps
≥1.0x	+125 bps	-50 bps
≥1.5x	+150 bps	-25 bps
≥2.0x	+200 bps	+25 bps

or, the interest rate determined on the pricing grid as follows when Section 2.1(y)(iii) (real estate as collateral) availability is included in the Borrowing Base calculations:

Funded Debt/EBITDA	LIBOR	PNC BASE RATE
<1.0x	+125 bps	-50 bps
≥1.0x	+150 bps	-25 bps
≥1.5x	+175 bps	+ 0 bps
≥2.0x	+225 bps	+50 bps

“Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

“Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Tangible Net Worth” shall mean consolidated stockholder’s equity in the Borrowers less any advances to affiliated parties less all items properly classified as intangibles (which shall not include advance royalties), in accordance with GAAP, plus Subordinated Debt.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of a Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Unfunded Capitalized Expenditures” shall mean capital expenditures made from the Borrowers’ funds other than funds borrowed to finance such capital expenditures.

1.3 Uniform Commercial Code Terms All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New Jersey shall have the meaning given therein unless otherwise defined herein.

1.4 Certain Matters of Construction The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Lender is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II ADVANCES, PAYMENTS

2.1 (a) Revolving Advances Subject to the terms and conditions set forth in this Agreement including, without limitation, Section 2.1(b), Lender, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to the lesser of (x) the Maximum Revolving Advance Amount or (y) an amount equal to the sum of:

(i) up to 80%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii) up to the lesser of (A) 65% of Eligible Inventory, subject to the provisions of Section 2.1(b) hereof or (B) 85% of net orderly liquidation value of Eligible Inventory (with a maximum amount of $10,000,000), plus

(iii) up to the lesser of (A) 75% of the appraised fair market value of the Real Property or (B) $4,500,000 (subsections (i),(ii) and (iii) shall constitute the “Advance Rate”), minus

(iv) such reserves as Lender may reasonably deem proper and necessary from time to time.

The amount derived from the sum of Sections 2.1(a)(y)(i),(ii) and (iii) minus Section 2.1 (a)(y)(iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

(b) Discretionary Rights The Advance Rate may be increased or decreased by Lender at any time and from time to time in the exercise of its reasonable discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rate or increasing or imposing reserves may limit or restrict Advances requested by Borrowers. Lender shall give Borrowers five (5) days prior written notice of its intention to decrease the Advance Rate.

2.2 Procedure for Revolving Advances Borrowing

(a) Borrowing Agent must notify Lender prior to 11:00 a.m. on a Business Day of Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Lender, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Lender, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event Borrowing Agent desires to obtain a LIBOR Rate Loan, Borrowing Agent shall give Lender at least three (3) Business Days’ prior written notice, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $100,000 and in integral multiples of $50,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for 30, 60 or 90 days; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to Borrowers during the continuance of a Default or an Event of Default.

(c) Each Interest Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of LIBOR borrowing given to Lender pursuant to Section 2.2(b) or by its notice of conversion given to Lender pursuant to Section 2.2(d), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Lender of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Lender does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

(d) Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Lender not less than three (3) Business

Days’ prior written notice to convert from a Domestic Rate Loan to a LIBOR Rate Loan or one (1) Business Day’s prior written notice to convert from a LIBOR Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e) At its option and upon three (3) Business Days’ prior written notice, Borrowers may prepay the LIBOR Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment. Borrowing Agent shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Lender therefor in accordance with Section 2.2(f) hereof.

(f) Each Borrower shall indemnify Lender and hold Lender harmless from and against any and all losses or expenses that Lender may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any LIBOR Rate Loan or failure by Borrowers to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Lender to Lender of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrowers shall be conclusive absent manifest error.

(g) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lender to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Lender, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Lender, upon Lender’s request, such amount or amounts as may be necessary to compensate Lender for any loss or expense sustained or incurred by Lender in respect of such LIBOR Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lender to Lender of funds obtained by Lender in order to make or maintain such LIBOR Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrowers shall be conclusive absent manifest error.

2.3 Disbursement of Advance Proceeds During the Term, Borrowers may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrowing Agent or deemed to have been requested by Borrowing Agent under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lender make such Revolving Advances, be made available to Borrowing Agent on the day so requested by way of credit to Borrowing Agent’s operating account at the Lender, or such other bank as Borrowing Agent may designate following notification to Lender, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrowing Agent, be disbursed to Lender to be applied to the outstanding Obligations giving rise to such deemed request.

2.4 Maximum Advances The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount.

2.5 Repayment of Advances

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided.

(b) Borrowers recognize that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Lender on the date received. Lender is not, however, required to credit Borrower’s Account for the amount of item of payment which is unsatisfactory to Lender and Lender may charge Borrower’s Account for the amount of any item of payment which is returned to Lender unpaid.

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Lender at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Lender. Lender shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.6 Letters of Credit and Acceptances. Subject to the terms and conditions hereof, Lender shall (a) issue or cause the issuance of Letters of Credit (“Letters of Credit”) on behalf of any Borrower or (b) accept, or cause to be accepted Acceptances; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit or accept or cause to be accepted any Acceptances to the extent that the face amount of such Letters of Credit and Acceptances would then cause the sum of (i) the outstanding Revolving Advances plus (ii) outstanding Letters of Credit plus (iii) outstanding Acceptances to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. All disbursements or payments related to Letters of Credit and Acceptances shall be deemed to be Revolving Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.

2.7 Issuance of Letters of Credit; Creation of Acceptances.

(a) Borrowing Agent, may request Lender to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Lender; and, such other certificates, documents and other papers and information as Lender may reasonably request. Borrowing Agent, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than six (6) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof adhered to by the Issuer and, to the extent not inconsistent therewith, the laws of the State of New Jersey.

(c) Lender shall have absolute discretion whether to accept any draft. Without in any way limiting Lender’s absolute discretion whether to accept any draft, Borrowers will not present for acceptance any draft, and Lender will generally not accept any drafts (i) that arise out of transactions involving the sale of goods by Borrowers not in the ordinary course of its business, (ii) that involve a sale to an Affiliate of Borrowers, (iii) that involve any purchase for which Lender has not received all related documents, instruments and forms requested by Lender, (iv) for which Lender is unable to locate a purchaser in the ordinary course of business on standard terms, or (v) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.

(d) Subject to terms set by Lender from time to time in its discretion with respect to the acceptance of drafts generally, Borrowing Agent may request Acceptances on any Business Day, by delivering to Lender a request for an Acceptance and, upon demand, copies of all invoices, delivery receipts and related documents relating to that request that Lender might require. Provided that the request for Acceptance is received prior to 10:30 a.m. and approved by Lender, Lender shall make the net proceeds of the Acceptance available to the Borrowers by crediting the net amount of the Acceptance in lawful money of the United States and in immediately available funds to the Borrower’s Account. The net amount of the Acceptance shall be calculated by discounting the Acceptance at the Banker’s Acceptance Rate for the applicable maturity period upon the creation by Lender of an Acceptance.

(e) Borrowers shall pay to Lender the amount of any Acceptance on or before its maturity date. In addition, Lender is hereby irrevocably authorized, in its sole discretion, to make Revolving Advances from time to time, or to charge any account of Borrowers, to pay any Acceptance for which payment is due, or at any time after the occurrence of an Event of Default to fund cash collateral for any outstanding Acceptance.

(f) Each Acceptance shall be payable in Dollars and shall be in the face amount of at least $50,000. The maturity of each Acceptance shall be in any 30 day increment equal to or greater than 30 and less than or equal to 180 days or, if such day is not a Business Day, on the next succeeding Business Day and, in any event, no later than the day preceding the expiration of the Term. This Section 2.09(g) will not apply to Acceptances created under Letters of Credit.

2.8 Requirements For Issuance of Letters of Credit and Acceptances.

(a) In connection with the issuance of any Letter of Credit or Acceptance, each Borrower shall indemnify, save and hold Lender harmless from any loss, cost, expense or liability, including, without limitation, payments made by Lender and expenses and reasonable attorneys’ fees incurred by Lender arising out of, or in connection with, any Letter of Credit or Acceptance to be issued or created for any Borrower. Each Borrower shall be bound by Lender’s regulations and good faith interpretations of any Letter of Credit or Acceptance issued or created for Borrower’s Account, although this interpretation may be different from its own; and, neither Lender nor any of its correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrowing Agent’s instructions or those contained in any Letter of Credit, Acceptance or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit or Acceptance, except for Lender’s or such correspondents’ willful misconduct

(b) Each Borrower shall authorize and direct any Issuer to name such Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Lender is not the Issuer of any Letter of Credit, such Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit or any Acceptance related thereto and to accept and rely upon Lender’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any Acceptance therefor.

(c) In connection with all Letters of Credit and Acceptances issued or caused to be issued or created by Lender under this Agreement, Borrowers hereby appoint Lender, or its designee, as its attorney, with full power and authority if an Event of Default or Default shall have occurred, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Lender or Lender’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Lender’s, or in the name of Lender’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Lender nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Lender’s or its attorney’s willful misconduct or gross negligence. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit or Acceptances remain outstanding.

2.9 Repayment of Excess Advances The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.10 Statement of Account Lender shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Franklin Inc., on behalf of the Borrowers, in which shall be recorded the date and amount of each Advance made by Lender and the date and amount of each payment in respect thereof; provided, however, the failure by Lender to record the date and amount of any Advance shall not adversely affect Lender. Each month, Lender shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Lender and Borrowers, during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lender and Borrowers unless Lender receives a written statement of such Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Lender with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11 Additional Payments Any sums expended by Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, any Borrower’s obligation under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

2.12 Use of Proceeds Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to Wells Fargo Foothill, Inc., (ii) pay fees and expenses relating to this transaction, (iii) to provide for its working capital needs and other reasonable needs for corporate purposes and (iv) provide cash advance not to exceed $3,000,000 to be used for acquisitions.

III INTEREST AND FEES

3.1 Interest Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to with respect to Revolving Advances, the applicable Revolving Interest Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Obligations shall bear interest at the applicable Contract Rate for Domestic Rate Loans plus three percent (3%) per annum.

3.2 Letter of Credit and Acceptance Fees. Borrowers shall pay (x) to Lender, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, based on the fee schedule then in effect with the Lender and (y) to the Issuer, any and all fees and expenses as agreed upon by the Issuer and the Borrowers in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Lender for any and all fees and expenses, if any, paid by Lender to the Issuer (all of the foregoing fees, the “Letter of Credit and Acceptance Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees and Acceptance Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

3.3 Computation of Interest and Fees Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate for Domestic Rate Loans during such extension.

3.4 Maximum Charges In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrowers, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lender shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.5 Increased Costs In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.5, the term “Lender” shall include any corporation or bank controlling Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Lender by the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Lender any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining its Advances hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Lender deems to be material, then, in any case Borrowers shall promptly pay Lender, upon its demand, such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to Borrowers, and such certification shall be conclusive absent manifest error.

3.6 Basis For Determining Interest Rate Inadequate or Unfair In the event that Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan, then Lender shall give Borrowing Agent prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Lender no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Lender, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Lender, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans. Until such notice has been withdrawn, Lender shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and Borrowing Agent shall not have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.7 Capital Adequacy

(a) In the event that Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender (for purposes of this Section 3.7, the term “Lender” shall include Lender and any corporation or bank controlling Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then, from time to time, Borrowers shall pay upon demand to Lender such additional amount or amounts as will compensate Lender for such reduction. In determining such amount or amounts, Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.7 shall be available to Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

(b) A certificate of Lender setting forth such amount or amounts as shall be necessary to compensate Lender with respect to Section 3.7(a) hereof when delivered to Borrowers shall be conclusive absent manifest error.

IV COLLATERAL: GENERAL TERMS

4.1 Security Interest in the Collateral. To secure the prompt payment and performance to Lender of the Obligations, each Borrower hereby assigns, pledges and grants to Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Lender’s security interest and shall cause its financial statements to reflect such security interest.

4.2 Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Lender may request, so as at all times to maintain the validity, perfection, enforceability and priority of Lender’s security interest in the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords’ or mortgagees’ lien waivers, (iii) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may specify, and stamping or marking, in such manner as Lender may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Lender, and (v) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender’s security interest under the Uniform Commercial Code or other applicable law. Lender is hereby authorized to file financing statements signed by Lender instead of such Borrower in accordance with Section 9-402(2) of the Uniform Commercial Code as adopted in the State of New Jersey. All charges, expenses and fees Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Lender’s option, shall be paid to Lender immediately upon demand.

4.3 Disposition of Collateral. Each Borrower will safeguard and protect all Collateral for Lender’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the ordinary course of business and (b) the disposition or transfer of obsolete and worn-out Equipment in the ordinary course of business and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Lender’s first priority security interest or (ii) the proceeds of which are remitted to Lender to be applied pursuant to Section 2.6.

4.4 Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Lender’s security interest: (a) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Lender; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by such Borrower or delivered to Lender in connection with this Agreement shall be true and correct in all respects; (c) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and such Borrower shall have full capacity to execute same; and (d) such Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.4 and shall not be removed from such location(s) without the prior written consent of Lender except with respect to the sale of Inventory in the ordinary course of business and Equipment to the extent permitted in Section 4.3 hereof.

4.5 Defense of Lender’s Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Lender’s interests in the Collateral shall continue in full force and effect. During such period Borrowers shall not, without Lender’s prior written consent, pledge, sell (except Inventory in the ordinary course of business and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Lender’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Lender for payment of all Obligations, Lender shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Lender exercises this right to take possession of the Collateral, each Borrower shall, upon demand, assemble it in the best manner possible and make it available to Lender at a place reasonably convenient to Lender. In addition, with respect to all Collateral, Lender shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law, including Law of Property Acts (UK law) and German Civil Code. Each Borrower shall, and Lender may, at its option after reasonable notice to such Borrower, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Lender holds a security interest to deliver same to Lender and/or subject to Lender’s order and if they shall come into Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Lender’s trustee, and each Borrower will immediately deliver them to Lender in their original form together with any necessary endorsement.

4.6 Books and Records. Each Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

4.7 Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Lender any information such accountants may have concerning each Borrower’s financial status and business operations. Each Borrower hereby authorizes all federal, state and municipal authorities to furnish to Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or such authorities.

4.8 Compliance with Laws. Each Borrower shall comply in all material respects with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect on such Borrower. Any Borrower may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Lender to protect Lender’s Lien on or security interest in the Collateral. The Collateral at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.9 Inspection of Premises. At all reasonable times Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of such Borrower’s business including an annual field exam, at Borrowers’ expense. At the Lender’s discretion, an inventory appraisal shall be performed annually, at Borrowers’ expense. Lender and its agents may enter upon any of each Borrower’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

4.10 Insurance. Borrowers shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrowers’ own cost and expense in amounts and with carriers acceptable to Lender, Borrowers shall (a) keep all their insurable properties and properties in which Borrowers have an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrowers’ including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrowers insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrowers either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which each Borrower is engaged in business; (f) furnish Lender with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Lender, naming Lender as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a), and (c) above, and providing (A) that all proceeds thereunder shall be payable to Lender, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Lender. In the event of any loss thereunder, the carriers named therein hereby are directed by Lender and Borrowers to make payment for such loss to Lender and not to Borrowers and Lender jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Lender jointly, Lender may endorse such Borrower’s name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), and (b) above. All loss recoveries received by Lender upon any such insurance may be applied to the Obligations, in such order as Lender in its sole discretion shall determine. Any surplus shall be paid by Lender to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Lender, on demand.

4.11 Failure to Pay Insurance. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Lender, if Lender so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, and charge Borrower’s Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

4.12 Payment of Taxes. Each Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrowers and Lender which Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Lender’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Lender may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Lender harmless in respect thereof. Lender will not pay any taxes, assessments or Charges to the extent that such Borrower has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Lender to protect Lender’s security interest in or Lien on the Collateral. The amount of any payment by Lender under this Section 4.12 shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations and, until such Borrower shall furnish Lender with an indemnity therefor (or supply Lender with evidence satisfactory to Lender that due provision for the payment thereof has been made), Lender may hold without interest any balance standing to such Borrower’s credit and Lender shall retain its security interest in any and all Collateral held by Lender.

4.13 Payment of Leasehold Obligations. Each Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Lender’s request will provide evidence of having done so.

4.14 Receivables

(a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of such Borrower, or work, labor or services theretofore rendered by such Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with such Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by such Borrower to Lender.

(b) Solvency of Customers. Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of such Borrower who are not solvent such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Locations of Borrowers. Borrowers’ chief executive offices are located at the addresses set forth on Schedule 4.14(c). Until written notice is given to Lender by Borrowers of any other office at which Borrowers keep their records pertaining to Receivables, all such records shall be kept at such executive offices.

(d) Collection of Receivables. Until Borrowers’ authority to do so is terminated by Lender (which notice Lender may give at any time following the occurrence of an Event of Default or a Default or when Lender in its sole discretion deems it to be in Lender’ best interest to do so), each Borrower will, at such Borrower’s sole cost and expense, but on Lender’s behalf and for Lender’s account, collect as Lender’s property and in trust for Lender all amounts received on Receivables, and shall not commingle such collections with Borrowers’ funds or use the same except to pay Obligations. Borrowers shall, upon request, deliver to Lender, or deposit in the Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) Power of Lender to Act on Borrower’s Behalf. In the event of a Default or an Event of Default, Lender shall have the right to receive, endorse, assign and/or deliver in the name of Lender or Borrowers any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Lender or Lender’s designee as such Borrower’s attorney with power (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Lender to preserve, protect, or perfect Lender’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Lender shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to such Borrower to such address as Lender may designate and to receive, open and dispose of all mail addressed to such Borrower.

(f) No Liability. Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default or Default Lender may, without notice or consent from Borrowers, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Lender is authorized and empowered to accept following the occurrence of an Event of Default or Default the return of the goods represented by any of the Receivables, without notice to or consent by Borrowers, all without discharging or in any way affecting each Borrower’s liability hereunder.

(g) Establishment of a Lockbox Account, Dominion Account. Following the occurrence and during the continuance of an Event of Default, all proceeds of Collateral shall, at the direction of Lender, be deposited by Borrowers into a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) as Lender may require pursuant to an arrangement with such bank as may be selected by Borrowers and be acceptable to Lender. Borrowers shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Lender, either to any account maintained by Lender at said bank or by wire transfer to appropriate account(s) of Lender. All funds deposited in such Blocked Accounts shall immediately become the property of Lender and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Lender shall not assume any responsibility for such Blocked Accounts arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Lender may establish depository accounts (“Depository Accounts”) in the name of Lender at a bank or banks for the deposit of such funds and Borrowers shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Lender in lieu of depositing same to the Blocked Accounts.

(h) Adjustments. Following the occurrence of an Event of Default, Borrowers will not, without Lender’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrowers.

4.15 Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by any Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.16 Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. Borrowers shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Borrowers shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.17 Exculpation of Liability. Nothing herein contained shall be construed to constitute Lender as any Borrower’s agent for any purpose whatsoever, nor shall Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Lender, whether by anything herein or in any assignment or otherwise, shall not assume any of any Borrower’s obligations under any contract or agreement assigned to Lender, and Lender shall not be responsible in any way for the performance by such Borrower of any of the terms and conditions thereof.

4.18 Environmental Matters

(a) Borrowers shall ensure that the Real Property remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by applicable law or appropriate governmental authorities.

(b) Borrowers shall monitor continued compliance with all applicable Environmental Laws which shall include periodic reviews of such compliance.

(c) Borrowers shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrowers shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrowers in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrowers’ interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrowers shall, within five (5) Business Days, give written notice of same to Lender detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Lender to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Lender with respect thereto.

(e) Borrowers shall promptly forward to Lender copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrowers to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Lender until the claim is settled. Borrowers shall promptly forward to Lender copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Lender to protect Lender’s security interest in the Real Property and the Collateral.

(f) Borrowers shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If Borrowers shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrowers shall fail to comply with any of the requirements of any Environmental Laws, Lender on behalf of Lender may, but without the obligation to do so, for the sole purpose of protecting Lender’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Lender (or such third parties as directed by Lender) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Lender (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Lender, any Lender and Borrower.

(g) Promptly upon the written request of Lender at some time as Lender reasonably deems necessary, Borrowers shall provide Lender, at such Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Lender, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property which property is subject to the relevant environmental laws. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Lender. If such estimates, individually or in the aggregate, exceed $100,000, Lender shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Lender to secure payment of these costs and expenses.

(h) Each Borrower shall defend and indemnify Lender and hold Lender, and its respective employees, Lender, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Lender under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Lender. Each Borrower’s obligations under this Section 4.18 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Each Borrower’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Section 4.18 and 5.7, all references to Real Property shall be deemed to include all of each Borrower’s right, title and interest in and to its owned and leased premises.

4.19 Financing Statements Except as respects the financing statements filed by Lender and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1 Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which such Borrower is a party and to perform all of its Obligations hereunder and thereunder. This Agreement and the Other Documents constitute the legal, valid and binding obligation of each Borrower to which such Borrower is a party enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within each Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of such Borrower’s by-laws, certificate of incorporation or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which Borrower is a party or by which such Borrower is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which such Borrower is a party or by which it or its property may be bound.

5.2 Formation and Qualification. Each Borrower is duly incorporated and in good standing under the laws of the State or country set forth in Schedule 5.2 and is qualified to do business and is in good standing in the states listed on Schedule 5.2 which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its respective business and own its respective property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on Borrowers. Each Borrower has delivered to Lender true and complete copies of its certificate of incorporation and by-laws and will promptly notify Lender of any amendment or changes thereto.

5.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement and the Other Documents shall be true at the time of such Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns. Borrowers’ federal tax identification number is set forth on Schedule 5.4. Borrowers’ have filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal, state and local income tax returns of Borrowers have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending March 31, 2000. The provision for taxes on the books of Borrowers is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrowers have no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements

(a) The balance sheets of Borrowers and such other Persons described therein as of March 31, 2004 and the related statements of income, stockholder’s equity, and cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Lender, have been prepared in accordance with GAAP, consistently applied. Since March 31, 2004 there has been no material change in the condition, financial or otherwise, of Borrowers as shown on the balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrowers, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

5.6 Corporate Name. Borrowers have not been known by any other corporate names in the past five years and do not sell Inventory under any other names except as set forth on Schedule 5.6, nor have Borrowers been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7 O.S.H.A. and Environmental Compliance

(a) Except as disclosed in Schedule 5.7, Borrowers have duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Except as disclosed in Schedule 5.7, Borrowers have been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) Except as disclosed in Schedule 5.7, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Borrowers; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrowers; (iii) neither the Real Property nor any premises leased by Borrowers has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Borrowers, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrowers or of its tenants.

5.8 Solvency; No Litigation, Violation, Indebtedness or Default

(a) Borrowers are solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i)

as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b) Except as disclosed in Schedule 5.8(b), Borrowers have no (i) pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect on Borrowers, and (ii) liabilities or indebtedness for borrowed money other than the Obligations.

(c) No Borrower is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect on such Borrower, nor is such Borrower in violation of any order of any court, governmental authority or arbitration board or tribunal.

(d) Neither Borrowers nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) neither Borrowers nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrowers nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrowers nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither Borrowers nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) neither Borrowers nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) Borrowers and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §2615.3 has not been waived, (xi) neither Borrowers nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Borrower and any member of the Controlled Group, and (xii) neither Borrowers nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

5.9 Patents, Trademarks, Copyrights and Licenses. All United States patents and all United States trademarks (“Intellectual Property”) owned by Borrowers are set forth on Schedule 5.9, are valid and have been duly registered or filed with the appropriate governmental authorities. To each Borrower’s knowledge, there is no objection to or pending challenge to the validity of any Intellectual Property, except for a generally plead defense/counterclaim of patent invalidity made by defendants in an ongoing patent infringement lawsuit brought by such Borrower. Borrowers are not aware of any grounds for any challenge to the validity of its Intellectual Property. All Intellectual Property listed in Schedule 5.9 consists of original material or property developed by Borrowers or was, to Borrowers’ knowledge, lawfully acquired by Borrowers from the proper and lawful owner thereof. Each of such items has been maintained where possible so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by Borrowers, Borrowers are in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto. To the best of Borrowers’ knowledge, Borrowers are not aware of any Intellectual Property owned by a third party , other than the licenses Intellectual Property identified in Schedule 5.9, that is necessary for the operation of Borrowers’ business as presently operates.

5.10 Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect on Borrowers.

5.11 Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12 No Default. No Borrower is in default in the payment or performance of any of its contractual obligations and no Default has occurred.

5.13 No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could have a Material Adverse Effect on such Borrower. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14 No Labor Disputes. No Borrower is involved in any labor dispute; there are no strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15 Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16 Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Disclosure. No representation or warranty made by any Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower or which reasonably should be known to any Borrower which such Borrower has not disclosed to Lender in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect on such Borrower.

5.18 Swaps. With the exception of a swap agreement entered into with respect to this Agreement, no Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19 Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20 Application of Certain Laws and Regulations. Neither any Borrower nor any Affiliate of any Borrower is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21 Business and Property of Borrower. Upon and after the Closing Date, Borrowers do not propose to engage in any business other than the design, development and distribution of electronic products and the development and licensing of software and activities necessary to conduct the foregoing. On the Closing Date, Borrowers will own or have the right to use all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrowers.

5.22 Section 20 Subsidiaries. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

5.23 Anti-Terrorism Laws.

(a) General. None of the Borrowers nor or any Affiliate of any Borrower, is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Executive Order No. 13224. To the best knowledge of Borrowers, none of the Borrowers, nor or any Affiliate of any Borrower, or their respective agents acting or benefiting in any capacity in connection with the Revolving Advances, Letters of Credit or other transactions hereunder, is any of the following (each a “Blocked Person”).

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi) a person or entity who is affiliated or associated with a person or entity listed above.

(c) No Borrower or to the knowledge of any Borrower, any of its agents acting in any capacity in connection with the Revolving Advances, Letters of Credit or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the each Borrower shall promptly provide the Lender in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Lender, in its sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

VI AFFIRMATIVE COVENANTS

Each Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1 Payment of Fees Pay to Lender on demand all usual and customary fees and expenses which Lender incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Lender may, without making demand, charge Borrower’s Account for all such fees and expenses.

6.2 Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect on Borrowers; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect on Borrowers.

6.3 Violations. Promptly notify Lender in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect on Borrowers.

6.4 Government Receivables. Take all steps necessary to protect Lender’s interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Lender appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5 Minimum Tangible Net Worth. Maintain at all times a minimum Tangible Net Worth of 80% of Tangible Net Worth as of March 31, 2004 plus 50% of positive net income adjusted at the last day of each fiscal year end thereafter.

6.6 Funded Debt to EBITDA. Maintain at the end of each fiscal quarter, on a rolling four quarter basis, a maximum ratio of Funded Debt to EBITDA of no greater than 3.0 to 1.

6.7 Fixed Charge Coverage Ratio. Maintain at the end of each fiscal quarter, on a rolling four quarter basis, a minimum Fixed Charge Coverage Ratio of no less than 1.25x to 1.0.

6.8 Clean Down Requirement. During each twelve month period, Borrowers will be required to clean the Revolving Advances down to a minimum outstanding of $6,000,000 for a consecutive 30 day period.

6.9 Operating Accounts and Treasury Management Services. Franklin Inc. shall maintain substantially all of its domestic operating accounts and Treasury Management Services with Lender.

6.10 Execution of Supplemental Instruments. Execute and deliver to Lender from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Lender may request, in order that the full intent of this Agreement may be carried into effect.

6.11 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrowers shall have provided for such reserves as Lender may reasonably deem proper and necessary.

6.12 Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.13 Dividends. Borrowers may declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrowers (including dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock of Borrowers so long as (a) a notice of termination with regard to this Agreement shall not be outstanding and (b) no Event of Default or Default shall have occurred, provided, however, that after giving effect to the payment of such dividends there shall not exist any Event of Default or Default.

VII NEGATIVE COVENANTS

Each Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement:

7.1 Merger, Consolidation, Acquisition and Sale of Assets

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it, without the prior written consent of the Lender.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of its business and except as provided in Section 4.3.

7.2 Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3 Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lender) except (a) as disclosed on Schedule 7.3, and (b) the endorsement of checks in the ordinary course of business.

7.4 Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof and (e) acquisitions of subsidiary companies or minority interests for which the sole consideration is common stock of Franklin Inc. or acquisitions of subsidiary companies or minority interests, in which cash is consideration provided cash does not exceed $3,000,000 and at no time shall the aggregate cash used in such acquisitions exceed $3,000,000 without the prior written consent of the Lender.

7.5 Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate except with respect to the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business and inter company loans in the ordinary course of business.

7.6 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of Indebtedness to Lender and Indebtedness with respect to Permitted Encumbrances.

7.7 Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.8 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business.

7.9 Subsidiaries

(a) Form any Subsidiary which generates greater than twenty percent (20%) of the total sales or holds greater than twenty percent (20%) of the assets of Borrowers unless (i) such Subsidiary expressly joins in this Agreement as Borrower and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Notes, and under any other agreement between Borrowers and Lender and (ii) Lender shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

(b) Enter into any partnership, joint venture or similar arrangement.

7.10 Fiscal Year and Accounting Changes. Change its fiscal year from March 31 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.11 Pledge of Credit. Now or hereafter pledge Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrowers’ business as conducted on the date of this Agreement.

7.12 Amendment of Articles of Incorporation, By-Laws. Amend, modify or waive any term or material provision of their Articles of Incorporation or By-Laws unless required by law.

7.13 Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrowers or any member of the Controlled Group or the imposition of a lien on the property of Borrowers or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Lender of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.14 Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lender), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrowers.

VIII CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances. The agreement of Lender to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Lender, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Notes. Lender shall have received the Notes duly executed and delivered by authorized officer of Borrowers;

(b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create, in favor of Lender, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Lender shall have received an acknowledgment copy, or other evidence satisfactory to it, and a financing statement of UK and German Laws, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Corporate Proceedings of Borrowers. Lender shall have received a copy of the resolutions in form and substance reasonably satisfactory to Lender, of the Board of Directors of Borrowers authorizing (i) the execution, delivery and performance of this Agreement, the Notes, the Other Documents and (ii) the granting by Borrowers of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Incumbency Certificates of Borrowers. Lender shall have received a certificate of the Secretary or an Assistant Secretary of Borrowers, dated the Closing Date, as to the incumbency and signature of the officers of each Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Certificates. Lender shall have received a copy of the Articles or Certificate of Incorporation of Borrowers and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrowers and all agreements of Borrowers’ shareholders certified as accurate and complete by the Secretary of Borrowers;

(f) Good Standing Certificates. Lender shall have received good standing certificates for Borrower dated not more than 15 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of such Borrower’s jurisdiction of incorporation and each jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification;

(g) Legal Opinion Lender shall have received the executed legal opinion of Gregory Winsky, Esq. in form and substance satisfactory to Lender which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, Other Documents and related agreements as Lender may reasonably require and Borrowers hereby authorizes and directs such counsel to deliver such opinions to Lender;

(h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrowers or against the officers or directors of Borrowers (A) in connection with the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Lender, is deemed material or (B) which could, in the reasonable opinion of Lender, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrowers or the conduct of its business shall have been issued by any Governmental Body;

(i) Financial Condition Certificates. Lender shall have received an executed Financial Condition Certificate in form satisfactory to Lender.

(j) Collateral Examination. Lender shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lender, of the Receivables, Inventory, General Intangibles, Real Property, Leasehold Interest and Equipment of Borrowers and all books and records in connection therewith;

(k) Fees. Lender shall have received all fees payable to Lender on or prior to the Closing Date pursuant to Article III hereof;

(l) Insurance. Lender shall have received in form and substance satisfactory to Lender, certified copies of Borrowers’ casualty insurance policies, together with loss payable endorsements on Lender’s standard form of loss payee endorsement naming Lender as loss payee, and certified copies of Borrowers’ liability insurance policies, together with endorsements naming Lender as a co-insured;

(m) Environmental Reports. Lender shall have received all environmental studies and reports prepared by independent environmental engineering firms with respect to all owned or leased property by Borrowers in the sole discretion of Lender;

(n) Payment Instructions. Lender shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(o) Consents. Lender shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Lender shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Lender and its counsel shall deem necessary;

(p) No Adverse Material Change. (i) since June 30, 2004, there shall not have occurred any event, condition or state of facts which could reason ably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Lender shall have been proven to be inaccurate or misleading in any material respect;

(q) Title Insurance. Mortgage title insurance policy, in form and content and with company satisfactory to Lender, in the amount of the mortgage satisfactory to Lender, the premium for which is payable by the Borrowers, insuring Lender’s interest as mortgagee to be a valid first lien on the Real Property free and clear of all defects, liens, encumbrance and exceptions.

(r) Survey. An up-to-date metes and bounds survey showing the location of all proposed improvements, all easements, watercourses, street access and other matters affecting the Real Property and certified to and Lender and to the approved title insurance company. The nature, location and wording of all easements shall be satisfactory to Lender.

(s) Flood Insurance. If, on the date the loan is closed or at any time during the loan term, the Real Property is in an area that has been identified by the Secretary of Housing and Urban Development as having special flood or mudslide hazards, and in which the sale of flood insurance has been made available under the United States Disaster Act of 1973, the purchase by the Borrowers of a flood insurance policy, satisfactory to Lender, will be required. The original policy for such insurance must be delivered prior to the closing

(t) Other Documents. Lender shall have received the executed Other Documents, all in form and substance satisfactory to Lender;

(u) Closing Certificate Lender shall have received a closing certificate signed by the Chief Financial Officer of Borrowers dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) each Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing; and

(v) Borrowing Base Lender shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date.

(w) Evidence of cancellations. Evidence of cancellation of all commitments from, and evidence of repayment in full of all indebtedness to Wells Fargo Foothill, Inc.

(x) Evidence of termination. Evidence of termination of all existing liens in favor of Wells Fargo Foothill, Inc. including delivery of a letter confirming the termination from Wells Fargo Foothill, Inc., if requested by Lender.

8.2 Conditions to Each Advance. The agreement of Lender to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by Borrowers in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any Revolving Advances requested to be made, after giving effect thereto, the aggregate Revolving Advances shall not exceed the maximum amount of Revolving Advances permitted under Section 2.1 hereof.

Each request for an Advance by Borrowers hereunder shall constitute a representation and warranty by Borrowers as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX INFORMATION AS TO BORROWERS

Each Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters. Immediately upon learning thereof, report to Lender all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any Borrower’s reclamation or repossession of, or the return to such Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2 Schedules. Deliver to Lender on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable ageings, (b) Inventory reports and (c) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Lender or restrictive of Lender’s rights under this Agreement). In addition, Borrowers will deliver to Lender at such intervals as Lender may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Lender may require including, without limitation, trial balances and test verifications. Lender shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Lender and executed by Borrowers and delivered to Lender from time to time solely for Lender’s convenience in maintaining records of the Collateral, and such Borrower’s failure to deliver any of such items to Lender shall not affect, terminate, modify or otherwise limit Lender’s Lien with respect to the Collateral.

9.3 Environmental Reports. Furnish Lender, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by an authorized officer of Borrowers stating, to the best of his knowledge, that each Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent such Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

9.4 Litigation. Promptly notify Lender in writing of any litigation, suit or administrative proceeding affecting Borrowers, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect on Borrowers.

9.5 Material Occurrences. Promptly notify Lender in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrowers as of the date of such statements; (e) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrowers to a tax imposed by Section 4971 of the Code; (f) each and every default by Borrowers which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (g) any other development in the business or affairs of Borrowers which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6 Government Receivables. Notify Lender immediately if any of its Receivables arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7 Annual Financial Statements. Furnish Lender within one hundred twenty (120) days after the end of each fiscal year of Borrowers, consolidated financial statements of Borrowers including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Lender (the “Accountants”). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 6.8, 7.6 and 7.11 hereof. In addition, the reports shall be accompanied by a certificate of Borrower’s Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 6.8, 7.6 and 7.11 hereof, together with annual budget.

9.8 Annual Financial Statements Prepared by Management. Furnish Lender within one hundred twenty (120) days after the end of each fiscal year of Borrowers, consolidating financial statements of Borrowers, all prepared in accordance with GAAP applied on a consistent basis with prior practices, and in reasonable detail and prepared without qualification by Borrowers management.

9.9 Quarterly Financial Statements. Furnish Lender within 45 days after the end of each fiscal quarter, an unaudited consolidated and consolidating balance sheet of Borrowers and unaudited consolidated and consolidating statements of income and stockholders’ equity and consolidated and consolidating cash flow of Borrowers reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments prepared by Borrowers’ management or by the Accountants. The reports shall be accompanied by a certificate signed by the Chief Financial Officer of Borrowers, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 6.8, 7.6 and 7.11 hereof.

9.10 Additional Information. Furnish Lender with such additional information as Lender shall reasonably request in order to enable Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without limitation and without the necessity of any request by Lender, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any labor dispute to which such Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which such Borrower is a party or by which such Borrower is bound.

9.11 Notice of Suits, Adverse Events. Furnish Lender with prompt notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of such Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of such Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

9.12 ERISA Notices and Requests. Furnish Lender with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which such Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.13 Additional Documents. Execute and deliver to Lender, upon request, such documents and agreements as Lender may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 failure by any Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2 any representation or warranty made or deemed made by any Borrower in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3 failure by any Borrower to (i) furnish financial information when due or when requested which is unremedied for a period of fifteen (15) days, or (ii) permit the inspection of its books or records;

10.4 issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Borrower’s property which is not stayed or lifted within sixty (60) days;

10.5 except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of any Borrower to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other agreement or arrangement, now or hereafter entered into between any Borrower and Lender except for a failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is cured within 30 days from the occurrence of such failure or neglect;

10.6 any judgment or judgments are rendered or judgment liens filed against any Borrower for an aggregate amount in excess of $100,000 which within sixty (60) days of such rendering or filing is not either satisfied, stayed or discharged of record;

10.7 any Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8 any Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9 any Affiliate or any Subsidiary of any Borrower, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10 any change in any Borrower’s condition or affairs (financial or otherwise) which in Lender’s opinion has a Material Adverse Effect;

10.11 any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

10.12 a default of the obligations of any Borrower under any other agreement to which it is a party shall occur which in Lender’s opinion has a Material Adverse Effect and which default is not cured within any applicable grace period;

10.13 any material provision of this Agreement shall, for any reason, cease to be valid and binding on any Borrower, or any Borrower shall so claim in writing to Lender;

10.14 (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent, trademark or tradename of any Borrower, the continuation of which is material to the continuation of any Borrower’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of such Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; or (ii) any agreement which is necessary or material to the operation of any Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Lender within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect on such Borrower;

10.15 any material portion of the Collateral shall be seized or taken by a Governmental Body, or any Borrower or the title and rights of any Borrower shall have become the subject matter of litigation which might, in the opinion of Lender, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents; or

10.16 an event or condition specified in Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Lender be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Lender, would have a Material Adverse Effect on such Borrower.

XI LENDER’ RIGHTS AND REMEDIES AFTER DEFAULT

11.1 Rights and Remedies Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lender to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Lender all Obligations shall be immediately due and payable and Lender shall have the right to terminate this Agreement and to terminate the obligation of Lender to make Advances. Upon the occurrence of any Event of Default, Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code Law of Property Acts and German Civil Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Lender may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to such Borrower therefor, and Lender may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Lender may deem advisable and Lender may require Borrowers to make the Collateral available to Lender at a convenient place. With or without having the Collateral at the time or place of sale, Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowers at least five (5) days prior to such sale or sales is reasonable notification. At any public sale Lender may bid for and become the purchaser, and Lender, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, Lender is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations and any fees payable under this Agreement; and, third, to the principal of the Obligations. If any deficiency shall arise, each Borrower shall remain liable to Lender therefor.

11.2 Lender’s Discretion Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Lender’s or Lender’ rights hereunder.

11.3 Setoff In addition to any other rights which Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, Lender shall have a right to apply each Borrower’s property held by Lender to reduce the Obligations.

11.4 Rights and Remedies not Exclusive The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

XII WAIVERS AND JUDICIAL PROCEEDINGS

12.1 Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay. No delay or omission on Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII EFFECTIVE DATE AND TERMINATION

13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrowers, Lender, shall become effective on the date hereof and shall continue in full force and effect until December 7, 2007 and until termination of all outstanding Obligations under this Agreement (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time.

13.2 Termination. The termination of the Agreement shall not affect any Borrower’s or Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Lender hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrowers have been paid or performed in full after the termination of this Agreement or Borrowers have furnished Lender with an indemnification satisfactory to Lender with respect thereto. Accordingly, each Borrower waives any rights which it may have under Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Lender shall not be required to send such termination statements to Borrowers, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

XIV MISCELLANEOUS

14.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applied to contracts to be performed wholly within the State of New Jersey. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New Jersey, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowers at their address set forth in Section 14.5 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by Borrowers against Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Middlesex, State of New Jersey.

14.2 Entire Understanding. This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrowers and Lender supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, and Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

14.3 Application of Payments. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrowers’ benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

14.4 Indemnity. Each Borrower shall indemnify Lender and its respective officers, directors, Affiliates, employees and Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified.

14.5 Notice. Any notice or request hereunder may be given to Borrowers or to Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, (d) telex or telegram, subsequently confirmed by registered or certified mail, or (e) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

(A)	If to Lender	PNC Bank, National Association Two Tower Center Boulevard, Floor 16-8 East Brunswick, New Jersey 08816 Attention: Michael Raynor Telephone: (732) 220-3427 Facsimile: (732) 220-2296

with a copy to:

Sills Cummis Zuckerman Radin Tischman

Epstein & Gross,

The Legal Center, One Riverfront Plaza

Newark, New Jersey 07102-5400

Attention: Diane M. Lavenda, Esq.

Telephone: (973) 643-7000

Facsimile: (973) 643-6500

(B)	If to Borrowers:

Franklin Electronic Publishers, Inc.

One Franklin Plaza

Burlington, New Jersey

Attention: Arnold Levitt

Telephone: (609)386-2500, extension 6020

And

Attention: Barbara Anderson

Telephone: (609)386-2500, extension 4206

Facsimile:

14.6 Survival. The obligations of Borrowers under Sections 2.2(f), 3.4, 3.5, 3.6, 4.19(h), and 14.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

14.7 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

14.8 Expenses. All costs and expenses including, without limitation, reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Lender (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Lender’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Lender’s transactions with Borrowers, or (e) in connection with any advice given to Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrower’s Account and shall be part of the Obligations.

14.9 Injunctive Relief. Each Borrower recognizes that, in the event such Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

14.10 Consequential Damages. Neither Lender, nor any agent or attorney for any of them, shall be liable to any Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

14.11 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

14.12 Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

14.13 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

14.14 Confidentiality; Sharing Information

(a) Lender shall hold all non-public information obtained by Lender pursuant to the requirements of this Agreement in confidence in accordance with Lender’s customary procedures for handling confidential information of this nature; provided, however, Lender may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to Lender and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, Lender shall use its best efforts prior to disclosure thereof, to notify Borrowers of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of Lender by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Lender be obligated to return any materials furnished by Borrowers other than those documents and instruments in possession of Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

(b) Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrowers or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrowers hereby authorizes each Lender to share any information delivered to such Lender by Borrowers and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provision of Section 14.14 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

Each of the parties has signed this Agreement as of the day and year first above written.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

ATTEST:

/s/ Barbara Anderson	By:	/s/ Arnold Levitt
	Name:	Arnold Levitt
Barbara Anderson	Title:	Senior Vice President
Assistant Treasurer

FRANKLIN ELECTRONIC PUBLISHERS
(EUROPE) LTD.

ATTEST:

/s/ Barbara Anderson	By:	/s/ Arnold Levitt
	Name:	Arnold Levitt
Barbara Anderson	Title:	Director
Assistant Treasurer

FRANKLIN ELECTRONIC PUBLISHERS
(DEUTSCHLAND) GMBH

ATTEST:

/s/ Barbara Anderson	By:	/s/ Arnold Levitt
	Name:	Arnold Levitt
Barbara Anderson	Title:	Director
Assistant Treasurer

PNC BANK, NATIONAL ASSOCIATION

	By:	/s/ Michael Raynor
	Name:	Michael Raynor
	Title:	Vice President

REVOLVING CREDIT NOTE

$20,000,000.00	Newark, New Jersey
December 7, 2004

FOR VALUE RECEIVED, the undersigned, FRANKLIN ELECTRONIC PUBLISHERS, INC., FRANKLIN ELECTRONIC PUBLISHERS (EUROPE) LTD. AND FRANKLIN ELECTRONIC PUBLISHERS (DEUTSCHLAND) GMBH (each a “Borrower” and collectively, the “Borrowers”), each hereby unconditionally promises to pay to the order of PNC BANK, NATIONAL ASSOCIATION, as Lender (as defined in the Credit Agreement, as defined below); any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement), at the Payment Office initially located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816, in lawful money of the United States of America and in immediately available funds, on December 6, 2007, the principal sum of TWENTY MILLION AND 00/100 DOLLARS ($20,000,000.00) or, if less, the unpaid principal amount of all Revolving Advances made pursuant to the Credit Agreement, payable at such times, in such amounts and in such manner as set forth in the Credit Agreement.

Each Borrower further agrees unconditionally promise to pay interest to the order of Lender at such Payment Office on the unpaid principal amount of the Revolving Advances made pursuant to the Credit Agreement from the date hereof until paid at the rates per annum, at the times and in such manner as set forth in the Credit Agreement.

This Note (i) is the Revolving Credit Note referred to in the Revolving Credit and Security Agreement dated as of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrowers and Lender (ii) is subject to the terms and conditions of the Credit Agreement and the Other Documents – it being agreed that all the provisions of the Credit Agreement are incorporated herein by reference, and (iii) without limiting the generality of the immediately preceding clause (ii), is secured as provided in the Credit Agreement.

Upon the occurrence and during the continuance of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, due and payable all as provided in the Credit Agreement.

Each Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note except such as are expressly provided for in the Credit Agreement.

This Note shall bind Borrowers and their successors and assigns, and the benefits hereof shall inure to the benefit of Lender and its successors and assigns.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

ATTEST:	FRANKLIN ELECTRONIC PUBLISHERS, INC.

/S/ BARBARA ANDERSON	By:	/S/ ARNOLD D. LEVITT
Barbara Anderson	Name:	Arnold D. Levitt
Assistant Treasurer	Title:	Senior Vice President

ATTEST:	FRANKLIN ELECTRONIC PUBLISHERS (EUROPE) LTD.

/S/ BARBARA ANDERSON	By:	/S/ ARNOLD D. LEVITT
Barbara Anderson	Name:	Arnold D. Levitt
Assistant Treasurer	Title:	Senior Vice President

ATTEST:	FRANKLIN ELECTRONIC PUBLISHERS (DEUTSCHLAND) GMBH

/S/ BARBARA ANDERSON	By:	/S/ ARNOLD D. LEVITT
Barbara Anderson	Name:	Arnold D. Levitt
Assistant Treasurer	Title:	Senior Vice President

2

FRANKLIN ELECTRONIC PUBLISHERS, INC.

AVAILABILITY

AS OF

(rounded to the nearest $000)

		US	UK	GER	TOTAL
Gross A/R Agings		—	—	—	—
Less: Ineligibles
Over 60 Days Past Due Date&no > 120 days past invoice	A	—	—	—	—
Cross Aging @ 50%	B	—			—
Credits in Prior	C	—	—	—	—
Customer Advances	D	—
Foreign	E	—			—
Government	F	—			—
Debit Memos / Chargebacks	G	—			—
Reconciliation Reserve	H		—		—
Concentration Reserve of > 30% of total A/R

Total Ineligibles		—	—	—	—

Eligible A/R		—	—	—	—
Advance Rate		80%	80%	80%	80%

Gross A/R Availability		—	—	—	—
Dilution Reserve @ 6.2%	I	—	—	—	—

Net A/R Availability		—	—	—	—

Maximum A/R Advance (“cap”)		N/A	1,500,000	1,500,000
Inventory on hand per Perpetual					—
In-transit from vendors per Perpetual	J				—
Refurbished Inventory	N				—

In-transit to third party assemblers per Perpetual					—

Gross Inventory Perpetual		—	—	—	—
Less: Ineligibles
In transit to 3rd party outside of the U.S.	K				—
Components at 3rd party outside of the U.S.	L				—
Discontinued Product Line - Ebookman	M				—
Refurbished Inventory (50% ineligible)	N				—
Hong Kong Inventory	O				—
Inventory in Quality Control	P				—
Supplies / Packaging	Q				—
Slow Moving / Obsolescence Reserve	R				—

Total Ineligibles		—	—	—	—

Eligible Inventory		—	—	—	—
Advance Rate (85% of NOLV) (85% of 63%=54%)		54%	0%	0%	54%

Inventory Availability		—	—	—	—

Maximum Inventory Advance (“cap”)		10,000,000
Burlington, NJ Real Estate - Available to Borrow		4,500,000			4,500,000
Total Availability					4,500,000
Less: Existing Revolver - under Current Asset Availability
Less: Existing Revolver - under Real Estate Availability					0

Net Availability					4,500,000